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                                                                   EXHIBIT 99.01


                             [KELLOGG'S LETTERHEAD]
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                  KELLOGG COMPLETES WORK ACTIVITIES ANALYSIS,
                     EXPECTS ANNUAL SAVINGS OF $105 MILLION

     BATTLE CREEK, MI -- Kellogg Company today announced that its work activity analysis has resulted in the elimination of approximately 525 salaried positions and 240 contracted positions at its headquarters and North American operations. Associated with these reductions will be an estimated savings of $105 million in annual expense beginning in 1999.

     "Over the past three months we have been engaged in aligning our work activities to our growth strategy," said Arnold G. Langbo, chairman of the board and chief executive officer of Kellogg Company. "Our strategy is centered on increasing growth in our ready-to-eat cereal business, accelerating the expansion of our convenience foods, and continuously improving the cost-efficiency of our operations worldwide. This alignment is the foundation for building a more focused, results-oriented organization.

     "We regret the adverse impact on employees leaving the company," Langbo said. "To assist each person in moving forward, the company is providing generous severance pay and benefits as well as career transition assistance."

     As a result of this initiative, the company expects to record a non-recurring pre-tax charge to earnings of approximately $70 million ($45 million after tax, or $.11 per share) for the quarter ending December 31, 1998. Kellogg plans to report quarterly and full-year 1998 results on January 29, 1999.

     Kellogg Company is the world's leading producer of ready-to-eat cereal and a leading producer of other grain-based convenience foods, including toaster pastries, cereal bars, bagels, and frozen waffles.

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